Exhibit 99.1

FibroGen Appoints Michael Kauffman, M.D., Ph.D. to its Board of Directors

SAN FRANCISCO, June 9, 2025 (GLOBE NEWSWIRE) -- FibroGen, Inc. (NASDAQ: FGEN) today announced the appointment of Dr. Michael Kauffman to its Board of Directors effective June 4, 2025.

“Michael is a well-recognized biotech industry veteran, who brings a wealth of biotech leadership experience to our board,” said James Schoeneck, chairman of the board of directors of FibroGen. “His expertise spanning all stages of drug development will be invaluable as FibroGen progresses its pipeline. Michael’s deep understanding of oncology will help the company through anticipated near-term clinical milestones and potential value-drivers.”

“FibroGen has differentiated potential first-in-class assets and the company is positioning itself for a significant turnaround over the next several years,” said Dr. Kauffman. “It is an honor to join the board at this exciting time for the company, and I look forward to contributing to the company’s future success.”

Michael Kauffman, M.D., Ph.D.

Michael G. Kauffman, M.D., Ph.D. has about 30 years of experience in the life sciences industry, particularly in oncology therapeutic products, including expertise in preclinical research, clinical development, regulatory strategy and global approvals. He currently serves as chief executive officer (CEO), president, and board member of Nereid Therapeutics Inc. and is the Lead Director on the board of Verastem Oncology. In addition to Verastem Oncology and Nereid, he is a board member for FoRx Therapeutics, Kezar Life Sciences, Incendia Therapeutics, and BiVictriX Therapeutics. Previously, Dr Kauffman served as the co-founder and CEO of Karyopharm, where he guided the Company's transition from a discovery stage biotechnology company to a commercial stage organization and the global approvals of XPOVIO®. Prior to joining Karyopharm, Dr Kauffman was CMO of Onyx Pharma, where he led the development of Kyprolis® following the Onyx acquisition of Proteolix Inc., where he served as board member and then CMO. Previously, Dr. Kauffman was President and Chief Executive officer of EPIX Pharmaceuticals, Inc. (previously Predix Pharmaceuticals, Inc.). Before that, he was the leader of the Velcade® development program at Millennium Pharmaceuticals and has also held a number of senior positions at Millennium Predictive Medicine and Biogen. Dr Kauffman received his MD and PhD from Johns Hopkins Medical School, trained in Internal Medicine at Beth Israel (Deaconess) Medical Center and in Rheumatology at Massachusetts General Hospital, and is board certified in Internal Medicine.

About FibroGen

FibroGen, Inc. is a biopharmaceutical company focused on development of novel therapies at the frontiers of cancer biology and anemia. Roxadustat (爱瑞卓®, EVRENZOTM) is currently approved in China, Europe, Japan, and numerous other countries for the treatment of anemia in chronic kidney disease (CKD) patients on dialysis and not on dialysis. The Company continues to evaluate a development plan for roxadustat in anemia associated with lower-risk myelodysplastic syndrome (LR-MDS) in the U.S. FG-3246 (also known as FOR46), a first-in-class antibody-drug conjugate (ADC) targeting CD46 is in development for the treatment of metastatic castration-resistant prostate cancer. This program also includes the development of FG-3180, an associated CD46-targeted PET biomarker. For more information, please visit www.fibrogen.com.

For Investor Inquiries:

David DeLucia, CFA

Senior Vice President and Chief Financial Officer

ir@fibrogen.com